FOSTER WHEELER LTD.
Offer to Exchange up to 19,519,327 Common Shares and 184,188 Series B
Convertible Preferred Shares
(Liquidation preference $0.01 preferred share)
for
Any and All outstanding Series 1999 C Bonds and Series 1999 D Bonds
(as defined in the Second Amended and Restated Mortgage, Security Agreement,
and Indenture of Trust dated as of October 15, 1999 from Village of Robbins, Cook County, Illinois, to SunTrust Bank, Central Florida, National Association, as Trustee)

Pursuant to the Prospectus Dated August 2, 2004

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 30, 2004, WHICH WE REFER TO AS THE EXPIRATION DATE, UNLESS EXTENDED BY US. YOU MAY REVOKE YOUR TENDER AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

August 2, 2004

To Brokers, Dealers, Commercial Banks,
Trust Companies, Other Nominees and Depositary Trust Company Participants:

        We have been engaged by Foster Wheeler Ltd. (the "Company") to act as Dealer Manager in connection with the offer by the Company to exchange up to 19,519,327 of its Common Shares (the "Common Shares") and 184,188 of its Series B Convertible Preferred Shares (liquidation preference $0.01 preferred share) (the "Preferred Shares"), and by Foster Wheeler LLC in connection with the related consent solicitation, subject, in each case, to the procedures and limitations described in the Prospectus dated August 2, 2004 and related Letter of Transmittal, (the "Letter of Transmittal"), for any and all outstanding shares of Series 1999 C Bonds and Series 1999 D Bonds (as defined in the Second Amended and Restated Mortgage, Security Agreement, and Indenture of Trust dated as of October 15, 1999 from Village of Robbins, Cook County, Illinois, to SunTrust Bank, Central Florida, National Association, as Trustee) (the "Robbins Bonds"), including accrued and unpaid interest in respect of the 2009 Series C Robbins bonds and 2024 Series C Robbins bonds.

        For your information and for forwarding to your clients for whom you hold Robbins Bonds registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     The Prospectus, dated August 2, 2004;

        2.     The Letter of Transmittal for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal with manual signature(s) may be used to tender Robbins Bonds;

        3.     The Notice of Guaranteed Delivery to be used to accept the Exchange Offer (i) if certificates evidencing Robbins Bonds are not immediately available or (ii) if procedures for book-entry transfer cannot be completed prior to the expiration date or (iii) if time will not permit all required documents to reach The Bank of New York, London Branch prior to the Expiration Date;

        4.     A letter which may be sent to your clients for whose accounts you hold Robbins Bonds registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

        5.     Instruction to Registered Holder and/or a form of Book-Entry Transfer Participant from Owner.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON AUGUST 30, 2004, UNLESS THE OFFER IS EXTENDED.

        The Company will not pay any fees to any broker or dealer or other person for soliciting tenders of the Robbins Bonds. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

        Any inquiries you may have with respect to the Exchange Offer should be addressed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover page of the Prospectus.

        Additional copies of the enclosed material may be obtained from the Information Agent or the Dealer Manager, at their respective addresses and telephone numbers set forth on the back of the Prospectus.

                      Very truly yours,
                      ROTHSCHILD INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF FOSTER WHEELER LTD., FOSTER WHEELER LLC, THE DEALER MANAGER, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.